EXHIBIT 10.21

AMENDMENT TO LICENSE PURCHASE AGREEMENT

This AMENDMENT TO THE LICENSE PURCHASE AGREEMENT is entered
into as of October 15, 2023 (this “Amendment”), by and between (i) T-Mobile USA, Inc., a Delaware corporation (“TMUS”) and (ii) DISH Network Corporation, a Nevada corporation (“DISH”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given to them in the LPA (as defined below).

WHEREAS, TMUS and DISH entered into that certain License Purchase Agreement (the “LPA”), dated July 1, 2020;

WHEREAS, in connection with the entry of that certain Final Judgment by the United States District Court for the District of Columbia on October 23, 2023 (the “Modified Final Judgment”) modifying Section IV.B of that certain Final Judgement of the United States District Court for the District of Columbia in Case No. 19-cv-2232, dated as of April 1, 2020, the Parties desire to amend and modify the LPA;

WHEREAS, in connection with the Modified Final Judgment and pursuant to Section 9.3 of the LPA, the LPA may be amended by a written instrument duly executed by both Parties; and

WHEREAS, TMUS and DISH wish to amend and modify the LPA as set forth herein.

NOW, THEREFORE, TMUS and DISH agree to amend the LPA by:

1.Amendment.

a.Adding the following provision to the end of Section 2.1(a) of the LPA:

“; provided further, that if the Closing occurs in accordance with this Agreement prior to the Closing Deadline, the Extension Fee (the “Credit Amount”) shall be credited against the Purchase Price (it being understood and agreed by the Parties that, notwithstanding anything in this Agreement to the contrary, under no circumstances will Purchaser be entitled to a refund, reimbursement, set-off or any other recovery whatsoever of all or any portion of the Extension Fee for any reason whatsoever).”

Where “Closing Deadline” shall have the meaning ascribed to it in Section IV.B.1 of the Amended Final Judgment, including the final sentence thereof.

b.Adding the following clause to the beginning of Section 2.2 of the LPA:

“EXCEPT AS CONTEMPLATED BY SECTION 9.16,”

c.Amending and restating the proviso in the first sentence of Section 2.3(a) of the LPA as follows:

“provided that the Closing must occur prior to the Closing Deadline and if the Closing does not occur prior to the Closing Deadline the Closing will not occur at all.”

d.Adding a new Section 2.4 of the LPA as follows:
“Section 2.4        Extension Fee.

Concurrently with, and as a condition to, the execution and delivery of this Amendment by the Parties and the entry of the Modified Final Judgment, Purchaser shall irrevocably and unconditionally pay to Seller a non-refundable fee of $100,000,000 (the “Extension Fee”) in cash by wire transfer of immediately available funds by no later than 4:00pm (New York City time) on the date that is the third Business Day immediately following (and including) the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, (i) Seller shall be entitled to the entire Extension Fee free of any Lien, offset, defense or counterclaim by Seller or any of its Affiliates irrespective of whether the Closing occurs (subject to crediting the Credit Amount to the Purchase Price as set forth in Section 2.1(a) solely in the event the Closing occurs prior to the Closing Deadline in accordance with the terms of this Agreement) and (ii) the Extension Fee shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of Purchaser or any of its Affiliates. Purchaser’s failure to comply with the obligations set forth in the foregoing provisions of this Section 2.4 shall be deemed a material breach of this Agreement by Purchaser.”

e.Amending and restating Section 5.4(c) of the LPA as follows:

“(c) Impairment of Seller Licenses. Prior to the earlier to occur of the Closing or any termination of this Agreement in accordance with the provisions of Section 7.1, Seller shall not, and shall not permit the Licensing Subsidiaries to take or refrain from taking any action that would reasonably be expected to materially impair the Seller Licenses (taken as a whole) or subject the Seller Licenses to forfeiture or cancellation by the FCC.”

f.Adding a new Section 5.4(e) of the LPA as follows:

“(e) Alternative Transactions. Notwithstanding anything to the contrary contained in this Agreement, until the Closing, the Seller and its Affiliates and their respective Representatives shall have the right to (a) solicit, initiate, propose, encourage or assist (including by providing information to third parties in connection with), any proposal or offer that would constitute, or would reasonably be expected to lead to, an Alternative Transaction, (b) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives) with respect to any Alternative Transaction and (c) enter into a

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definitive transaction agreement and/or other contract with a third party with respect to an Alternative Transaction so long as the consummation of the transactions contemplated by any such definitive transaction agreement or other contract is conditioned upon the termination of this Agreement in accordance with ARTICLE 7.”

Where “Alternative Transaction“ means any sale or transfer of all or any portion of the Seller Licenses to any Person other than Purchaser, as contemplated by Section IV.B.4 of the Modified Final Judgment.

g.Amending and restating Section 5.5(b) of the LPA as follows:

“(b) The Parties agree that no filings with the FTC or DOJ are required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement.”

h.Amending and restating Section 7.1(a)(ii) of the LPA as follows:

“(ii) automatically, with no further action required to be taken by either Party, if the Closing does not occur for any reason whatsoever (including if the FCC Consents have not been obtained by the Closing Deadline) by the Closing Deadline (the “Outside Date”);”

i.Amending and restating Section 7.1(a)(v) of the LPA as follows:

“(v) by either Party upon any other material breach by the other Party of its obligations under this Agreement; provided that (i) the breaching Party has not cured such breach within 30 days following written notice of such breach and that the terminating Party is not otherwise in breach of its obligations under this Agreement which has prevented or would prevent the satisfaction of any condition for the benefit of the breaching party set forth in ARTICLE 6 (for the avoidance of doubt, if a Party is ready and willing to file the FCC Applications on the Filing Deadline subject only to the substantially concurrent filing of the FCC Applications required by the other Party, the Party ready and willing to so file the FCC Applications shall not be deemed to be in breach of its obligations under this Agreement and the other Party (if not so ready and willing) shall be deemed to be in material breach of Section 5.5(a) and the Party ready and willing to file the FCC Applications may terminate this Agreement if such material breach is not cured within 30 days following written notice of such breach); and (ii) the Parties acknowledge and agree that the right of either Party to terminate this Agreement pursuant to this Section 7.1(a)(v) will not require any consent, approval or other action of any Governmental Authority other than the United States.”

j.Adding a new Section 7.1(a)(viii) of the LPA as follows:

“(viii) automatically, with no further action required to be taken by either Party, if the Extension Fee is not paid by Purchaser to Seller in accordance with Section 2.4 hereof.”

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k.Amending and restating Section 7.1(b) of the LPA as follows:

“(b) In the event of the termination of this Agreement, this Agreement shall become void and have no effect, and, subject to Section 7.1(c) and Section 7.1(d), neither Party shall have any Liability or further obligation to the other Party in respect of this Agreement, except that (i) this ARTICLE 7 and ARTICLE 9 shall survive termination of this Agreement (it being understood that the survival of Section 9.15 shall not preclude a Party’s expenses from being included in damages for a breach of this Agreement by the other Party) and (ii) Seller will be entitled to retain the Extension Fee (or, if the Extension Fee has not been paid prior to such termination, Seller will be entitled to obtain payment of the Extension Fee from Purchaser) notwithstanding the termination of this Agreement.”

l.Amending and restating Section 7.1(c) of the LPA as follows:

“(c) Notwithstanding any other provision of this Agreement, including Section 9.9, prior to the Closing, the Extension Fee shall be the sole and exclusive remedy of Seller and its Affiliates against Purchaser and its Affiliates with respect to the transactions contemplated by this Agreement, including for any breach by Purchaser of its obligations hereunder, and Seller and its Affiliates hereby forfeit any right to bring an action prior to the Closing to specifically enforce Purchaser’s obligations under this Agreement, including Purchaser’s obligation to consummate the transactions contemplated hereunder. The Extension Fee shall be considered liquidated damages (and not a penalty) for any and all Losses suffered or incurred by Seller in connection with this Agreement.”

m.Amending and restating Section 7.1(d) of the LPA as follows:

“(d) The sole and exclusive remedy of Purchaser in the event that Seller fails to consummate the transactions contemplated hereunder when required by this Agreement shall be an action for specific performance in accordance with Section 9.9; provided, that if a court of competent jurisdiction has determined by final, non-appealable order or decree that the remedy of specific performance is not available to Purchaser to specifically enforce the consummation of the transactions contemplated hereunder, then following termination of this Agreement, Purchaser shall be entitled as its sole and exclusive remedy to seek damages against Seller for any uncured material breach of this Agreement by Seller that occurred prior to such termination, up to a maximum amount of damages of $100,000,000 in the aggregate.”

n.Adding a new Section 9.2(b) of the LPA as follows:

“(b) If either Party or any of their respective successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets as an entity in one or a series of related transactions to any Person (in accordance with Section 9.1), then, in each such case, proper provisions shall be made so that

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the successors and/or permitted assigns of such Party shall assume all of the obligations set forth in this Agreement.”

o.Revising the final clause of Section 9.9 of the LPA as follows:

“, then the Extension Fee shall be the sole and exclusive remedy of Seller.”

p.Adding the following to the beginning of Section 9.11 of the LPA:

“Except for the provisions of Section 9.16, with respect to which each Releasee is an expressly intended third-party beneficiary thereof,”

q.Adding a new Section 9.16 of the LPA as follows:

“Section 9.16 Mutual Release; Disclaimer of Liability. Each Party, on behalf of itself and each of its respective successors and past and present Affiliates, assignees, controlling persons, Representatives, equity holders and successors and assigns of each of them (the "Releasors"), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue the other Party, the other Party's respective successors and past and present Affiliates, assignees, controlling persons, Representatives, equity holders and successors and assigns of each of them (collectively the "Releasees"), from and with respect to any and all past, present, direct, and indirect, claims, rights, actions, Liens, obligations, losses, judgments, liabilities, controversies, costs, damages, and fees ("Claims"), howsoever arising, of every kind and nature, whether based on any Law or right of action or otherwise to the extent known, which Releasors ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of, based upon or related to, directly or indirectly, (i) the Agreement as in effect prior to the date hereof or the transactions contemplated thereby, including but not limited to any actual or alleged breach, non-performance, action or failure to act under the Agreement as in effect prior to the date hereof, (ii) without limiting the foregoing clause (i), solely in the case of Seller, any of the matters set forth on Schedule 9.16(a), (iii) without limiting clause (i), solely in the case of Purchaser, any of the matters set forth on Schedule 9.16(b), (iv) solely in the case of Purchaser, the Extension Fee (other than the right to have the Credit Amount credited to the Purchase Price in accordance with Section 2.1(a) of this Agreement), or (v) solely in the case of Purchaser, any Claim to seek any extension, modification, amendment or other change to the Closing Deadline for any reason whatsoever (collectively, the "Released Claims"). The release contemplated by this Section 9.16 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all Released Claims. Nothing in this Section 9.16 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement with respect to matters exclusively arising or occurring after the date of this Agreement or (ii) constitute a release by any Party for any Claim arising under this Agreement with respect to matters arising after the date of this Agreement.”

r.Removing all references in the LPA to SoftBank Group Corp.

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2.Effectiveness. This Amendment shall become effective as of the date hereof.

3.Effect of Amendment. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the LPA not expressly referred to in Section 1 of this Amendment. Except as specifically modified and amended hereby, the LPA shall remain unchanged and in full force and effect. References in the LPA to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall refer to the LPA as amended hereby, and references to the date of the LPA, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the LPA, shall continue to refer to July 1, 2020.

4.Miscellaneous.

a.The provisions of Sections 5.3 (Confidentiality), 9.1 (Assignment), 9.3 (Entire Agreement; Amendment), 9.4 (Waiver), 9.5 (Notices), 9.6 (Governing Law), 9.7 (Waiver of Jury Trial), 9.8 (Submission to Jurisdiction), 9.11 (No Benefit to Others), 9.12 (Headings, Gender, “Person”, and “including”), 9.13 (Severability),
9.14 (Counterparts, Facsimile and Electronic Signatures), and 9.15 (Expenses) of the LPA are incorporated herein by reference, mutatis mutandis and shall be binding upon TMUS and DISH.

b.The representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Power and Authority), 3.3 (Enforceability), 3.4 (Non-
Contravention), 4.1 (Organization), 4.2 (Power and Authority), 4.3 (Enforceability), and 4.4 (Non-Contravention) are incorporated herein by reference, mutatis mutandis and shall be binding upon TMUS and DISH (as applicable); provided that all references to the “Agreement” in such representations and warranties shall be deemed for purposes of this Amendment to refer to the “Amendment”.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above and effective upon entry of the Modified Final Judgment by the Court.

T-MOBILE USA, INC.

By:    /s/ Peter Osvaldik
Name: Peter Osvaldik
Title: EVP & Chief Financial Officer

DISH NETWORK CORPORATION

By:    /s/ Jeffrey Blum
Name: Jeffrey Blum
Title: Executive Vice President, External and Legislative Affairs